INTERNATIONAL AGENT AGREEMENT

THIS INTERNATIONAL DISTRIBUTOR AGREEMENT (the "Agreement") is made and entered into this 3rd day of October 2017 (the "Effective Date") by and between DEWAN & SONS, an India corporation with its principal place of business at Lakri Fazalpur, Mini by Pass, Moradabad India 244001 (the "Manufacturer") and Petrone Worldwide, Inc. 2200 N Commerce Parkway 2nd Floor Weston, Florida 33326
(the "Agent").

RECITALS:

WHEREAS, the Manufacturer designs and produces aluminum ware, bar accessories, bath accessories, candle & candle holders, Christmas and holiday ornaments, copperware, decorative objects, flower vases, fragrance accessories household products, home décor, iron crafts, lanterns, lanterns & garden lighting, outdoor living, serve wares tabletop products for use throughout the world; and

WHEREAS, the Agent has agreed to distribute, sale and market the Manufacturer's products in North America, South America, The Caribbean, Mexico and Europe as more particularly set forth on the attached Exhibit "A" (the "Territory"),

WHEREAS, the Manufacturer has agreed to make Agent the inclusive, logistics; distributor, marketer and warehouse agent in the Territory of those goods of Manufacturer sold through its catalog and readily available to other distributors, retail outlets and the general public (the "Products").

NOW, THEREFORE, in consideration of the foregoing terms and conditions, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Recitals: The foregoing recitals are true and correct and are incorporated herein by such reference.

2. Term: Evergreen contract, the term of this Agreement (the "Term") shall be for a period of five (5) years, commencing on the Effective Date and renew annually creating a perpetual agreement in effect.

3. Subject of the Agreement:

3.1 During the Term of this Agreement, unless earlier terminated in accordance with the provisions contained herein below, the Agent shall be the sole representative in the Territory for distribution of the Products. The Territory shall be the only area in which the Agent is entitled to promote sell, service and support the Products, and the Agent acknowledges and agrees that the sale of Products by the Agent must occur within the Territory. (By way of example, but not by way of limitation, if the Agent sells Products for end use by a retail outlet that is physically located within the Territory, but the purchase order is issued from the hotel's corporate office in India, the sale shall be deemed to have occurred outside the Territory.) The Agent shall be liable for all damages, losses and other liabilities incurred by the Manufacturer and/or the Manufacturer's other distributors in the event the Agent attempts to and/or actually promotes, sells, services, and supports or otherwise markets the Products outside the Territory in any manner whatsoever. The Territory cannot be modified or altered in any way without the express written consent of the Manufacturer.

3.2 The Agent acknowledges that the Manufacturer utilizes other and non-exclusive distributors, integrators, sales representatives and sales and marketing consultants throughout the world.

Accordingly, the Agent agrees that the Manufacturer shall not be liable or responsible in any way if, in violation of their respective agreements with Manufacturer, any of its other distributors, integrators, sales representatives or sales and marketing consultants promote, sell, service, support or otherwise market the Products in the Territory. The Agent further agrees that those customers set forth as existing direct sale customers are excluded from Agent's Sole rights in the Territory, and the Manufacturer retains the right, alone or through its agents and/or representatives, to sell, service and support Products to such customers.

3.3 The Manufacturer reserves the right to change, modify, or otherwise alter the composition of any Product or part thereof and/or the list of Products available to the Agent at any time without notice to the Agent. If any such change is made, the Manufacturer shall not be obligated to make the change to any Products currently ordered by the Agent or previously shipped to the Agent.

3.4 The Agent shall be responsible to purchase the Products directly from the Manufacturer for resale and distribution to Agent's customers in the Territory. The Manufacturer shall have no obligation whatsoever to ship the Products to any party other than the Agent, and the Manufacturer shall have the responsibility to arrange for delivery and installation of the Products for the end user.

3.5 The Agent shall neither promote the Products nor establish distribution outlets or warehouses outside the Territory. Any distribution of the Products outside the Territory without the express prior written consent of the Manufacturer, and whether intentionally or accidentally, will be deemed a material breach of this Agreement.

3.6 The Agent shall promptly forward to the Manufacturer any inquiries for the supply of Products from purchasers outside the Territory. This shall include, but not be limited to, companies whose purchase orders would originate from a location outside the Territory.

3.7 The Agent shall promptly present to the Manufacturer any opportunity to create custom products, and the Manufacturer, in its sole discretion, shall have the option to submit a bid for the creation of such custom products. In the event that the Manufacturer submits a bid, the Agent shall be obligated to promptly present such bid to the customer for consideration. Whether or not the Manufacturer submits a bid for the creation of custom products, and whether or not the bid is rejected by the customer, the agent shall not, for any reason whatsoever, present the opportunity to create custom products to any third party whatsoever, regardless of whether such third party is a competitor of Manufacturer.

3.8 The Agent shall use its best efforts to promote, sell, service, support and otherwise market the Products in the Territory, and maximize the sales of Products in the Territory. At a minimum, the Agent shall spend substantial time soliciting customers, advertising the Products, sending direct mailings of Product literature, demonstrating the Products and participating in trade show presentations.

4. Grant of License: The Manufacturer hereby grants to the Agent a non-exclusive, non-transferable right and license to use the trademarks, trade names and/or service marks identified or associated with the Products or used by the Manufacturer in connection with the sale, distribution or promotion of the Products. The Manufacturer grants this license to the Agent only upon the terms and conditions set forth in this Agreement and only as long as the Agent is not in breach of any provision of this Agreement.

5. Trademarks and Property Rights:

5.1 The Agent shall use the trademarks currently used by the Manufacturer in connection with the Agent's sale of the Products. The Agent shall not private label or use any other trade names or trademarks regarding the sale or promotion of the Products unless Manufacturer assigns such a label; (ie Kingfisher and its subsidiaries private label for products sold in the territory). The Agent also agrees that it will not remove, modify or place anything over the serial, model or revision level numbers, "manufactured by" labels, trademarks, patent notices and/or any other identification markings on the Products or the containers for the Products.

5.2 The Manufacturer may, in its sole discretion, at any time, modify or discontinue the use of any trademark and/or use additional or substitute names or marks. The Manufacturer shall notify the Distributor of any such change, and the Agent shall be obligated to comply with the change in names or marks.

5.3 The Manufacturer shall solely own and have exclusive worldwide right, title and interest in all domestic and foreign patents, trademarks, copyrights, mask works, trade secrets and all other intellectual property rights regarding the Products and/or any derivative works thereof (collectively, the "Intellectual Property"), and the Agent shall never challenge the validity thereof. The Agent shall never acquire any interest in or to the Intellectual Property.

5.4 The use of all Intellectual Property within the scope of this Agreement shall not constitute a presumption in favor of the Agent to be entitled to continue such use without any time limit. The Agent shall immediately discontinue the use of any and all Intellectual Property of Manufacturer after the expiration or termination of this Agreement. The Agent shall not be authorized to have the Intellectual Property of the Manufacturer registered in its or any third party's name. In case of any misuse of the Intellectual Property of the Manufacturer, the Agent shall be liable for any damage if it is responsible for such unauthorized use.

5.5 The Agent shall not do anything to jeopardize or prejudice the validity the Manufacturer's Intellectual Property or assist others in doing so. In particular, but not limited hereto, the Agent agrees that it shall not, at any time during and after the expiration of the Agreement, for any reason whatsoever, use or permit the use, directly or indirectly, for itself or for others, for any product or service, any word, mark, name, brand, logo or other sign which is likely to be similar to, or confusingly alike or detrimental to, any Intellectual Property of the Manufacturer.

6. Limited Warranty:

6.1 The Manufacturer warrants that all Products will be free from material defects in workmanship for a period of twenty-four (24) months from the date of shipment (the "Warranty Period"). The term "defect" shall mean a substantial non-conformity of the Products with the technical specifications for such Products. Any claim made pursuant to this limited warranty shall be made only by the Agent in writing, and only during the Warranty Period. The Agent shall be required to furnish to Manufacturer evidence of any purported material defects, in such form as may be reasonably requested by the Manufacturer (including, but not limited to, the Agent's obligation to return the defective Product to the Manufacturer, at the Agent's expense, for inspection). In the event that the Product is found to be defective, in the sole and absolute discretion of the Manufacturer, the Agent will be reimbursed the cost of return shipment, and shall receive, at the Manufacturer's option, either (i) replacement Product(s), or (ii) a credit equivalent to the purchase price of the defective Product, which credit can be applied to the cost of future purchases by the Agent from the Manufacturer. In no event shall the Manufacturer be obligated to

inspect, remove, repair or replace any defective Product, and the Agent shall be solely responsible for handling warranty claims on behalf of its end user customers. The Agent's exclusive remedy for any Product with a material defect, and the Manufacturer's entire liability in contract, tort or otherwise therefor, is as specifically set forth in this Section.

6.2 This limited warranty shall not apply to any Product, or part thereof, that (i) has had the serial number or other identification markings altered, removed or rendered illegible; (ii) has been damaged in shipment; (iii) has been damaged by, or has been subject to, improper installation or operation, misuse, neglect, use in any way with equipment not previously approved by the Manufacturer, or from any cause beyond the Manufacturer's control; (iv) has been repaired or otherwise altered by other than the Manufacturer's personnel; and/or (v) has been used in any way by the Agent or any end user other than in strict compliance with the Manufacturer's installation and operation instructions provided with the Products.

6.3 THIS LIMITED WARRANTY IS AGENT'S EXCLUSIVE REMEDY, AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY INCLUDING WITHOUT LIMITATION THOSE OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. THE MANUFACTURER ALSO DISCLAIMS ANY REPRESENTATION OR WARRANTY TO ANY OTHER THIRD PARTY EXCEPT DISTRIBUTOR. THIS WARRANTY IS ONLY GIVEN TO AGENT AND IS NOT TRANSFERABLE TO ANY END USER, AND AGENT SHALL HAVE NO RIGHT TO PASS ON THIS LIMITED WARRANTY OR MAKE ANY REPRESENTATION ON BEHALF OF THE MANUFACTURER TO ANY END USER OR OTHER THIRD PARTY.

7. Acceptance: Within five (5) working days of receipt of an order, the agent will send to the Manufacturer a written acceptance or rejection of such order to be processed and fulfilled; acceptance if the sufficient inventory is available, rejected if the inventory required is inadequate at the time and within the period required by the end user.

8. Purchase Price: The Agent shall pay the Manufacturer for each Product ordered a price established for such Product (the "Agent's Price"), invoiced on all product. The Agent's Price is inclusive of all taxes, freight, insurance, duties and other applicable charges, and the Manufacturer reserves the right to change its prices at any time without prior notice to the Agent. Any change in price shall be effective for all future orders placed by the Agent. The parties acknowledge and agree that the Agent shall have the right to determine the prices at which it will resell the Products.

9. Payments: The Agent shall purchase the Products from the Manufacturer in such quantities so as to fill a standard-sized 20 or 40-foot shipping container. The Agent shall pay to the Manufacturer, weekly upon collected recivables.

10. Local Taxes: The Agent shall be solely responsible to pay all local taxes in accordance with the local laws.

11. Title and Risk of Loss: Title to all Products shall pass to the Agent upon the Manufacturer's delivery of the Products.

Acceptance: The Agent shall accept or reject the Products within five (5) days after receipt thereof. The Agent shall notify the Manufacturer in writing of the reasons for such rejection and specifically follow the Manufacturer's Return Material Authorization ("RMA") procedures.

12. Force Majeure: The Manufacturer will attempt to fill the accepted orders from the Agent as promptly as practical, subject to delays caused by government orders or requirements, transportation conditions, labor or material shortages, strikes, riots, fires, natural casualties, acts of God or any other causes beyond the Manufacturer's control or not anticipated by the Manufacturer in its business judgment (a "Force Majeure Event"). The Manufacturer will notify the Agent in a timely fashion near the times set for delivery of any Force Majeure Event and the inability to make full and timely delivery of Products. The Agent agrees that the Manufacturer shall not be responsible or liable in any way for any delay or non-delivery of Products due to a Force Majeure Event.

13. Advertising: The Agent has the right to advertise the Products within the Territory. Any advertising shall be done according to the following reasonable rules and conditions: (i) all advertising in any form shall be done at the Agent's sole expense; (ii) all advertising must conspicuously display the Manufacturer's name, trademarks, copyright and other proprietary notices; (iii) all advertising copy, news releases and/or other publicity must be submitted to the Manufacturer prior to use; (iv) Manufacturer will assist as much as possible with advertising, showroom/project samples purchased at a .20 multiplier, in territory support, trade show support and leads. Any advertising considered incorrect or inappropriate by the Manufacturer shall not be used by the Agent. The Agent shall be solely responsible for all consequences of its advertising, and shall indemnify, defend and hold the Manufacturer harmless from all damages and other liabilities that in any way arise out of such advertising; and (iv) the Agent acknowledges that the reason for these reasonable rules is to protect the public and the goodwill associated with the Manufacturer's trademarks and Products, and to ensure that no claim or statement is made which may be viewed as misleading or inaccurate. The Agent acknowledges that there is no intent or purpose to control or dictate the Agent's operations or marketing plans by the Manufacturer

14. Internet Sales: Notwithstanding anything in this Agreement to the contrary, Agent shall have the right to sell the Manufacturer's Products on Agent's website, and internet sales by Agent to end users within the Territory shall not be deemed to violate this Agreement. Manufacturer shall have the right to advertise Manufacturer's website in any form, manner, location and medium that Manufacturer may choose in its sole discretion.

15. Sales Reports: The Agent shall provide to the Manufacturer on a monthly basis a sales progress report. The intent of these monthly reports is to track prospective customers and their special needs, and forecast Product requirement and orders to assist the Manufacturer in minimizing Product delivery lead times. The Agent's monthly sales reports shall include, without limitation, the following information: all customers contacted by the Agent (company name and/or special customer requirements); status (initial inquiry, quote/proposal sent, no further interest, short list, buy decision, order forthcoming, purchase order received); dollar value/quantity (estimated value and quantity of Products to be purchased); closing date (best estimate to the month); sales probability (closed, low, medium, high, completed, and a forecast of all orders expected to be received by the Agent within the following ninety (90) days); and a summary of all promotional activities undertaken by the Agent to market the Products in the Territory during the preceding month.

16. Export Controls: The Manufacturer shall, at its sole expense, promptly obtain all necessary international import certificates and other licenses and approvals in order to import the Products into the Territory, and immediately forward the same to the Agent in order to ship the Products to the Agent.

17. Legal Compliance: The Agent will comply with the Manufacturer's policies and all applicable laws, rules, regulations and expressed public policies of the Unites States and the Territory.

18. Insurance: The Agent shall be required to carry and maintain general liability insurance in such amounts and with such carriers as are reasonably required by the Manufacturer. Each such policy shall name the Manufacturer as an additional insured. Upon executing this Agreement and at any other time upon request by the Manufacturer, the Agent shall deliver to the Manufacturer written proof of such insurance.

Relationship of the Parties: The relationship between the Agent and the Manufacturer is that of an independent contractor and supplier, and of licensor and licensee with respect to any Intellectual Property.

19. Time: Time is of the essence as to each provision of this Agreement.

20. Waiver: The failure of the Manufacturer at any time to require performance by the Agent of any provision hereof shall in no way affect the right of the Manufacturer hereafter to enforce same, nor shall waiver by the Manufacturer of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

21. Entire Agreement: This Agreement constitutes the entire agreement between the Manufacturer and the Agent regarding the subject matter hereof, and supersedes all prior oral or written discussions and understandings of the parties. This Agreement can only be amended by a written agreement signed by both parties.

22. Assignment: No right or interest of the Agent hereunder or arising out of this Agreement may be assigned or otherwise transferred, whether by operation of law or otherwise, without the prior written consent of the Manufacturer and no delegation of any obligation owed by Agent hereunder shall be made without the prior written consent of the Manufacturer.

23. Indemnity: The Agent shall indemnify, defend and hold the Manufacturer harmless from all claims, actual and consequential damages, and other expenses, including without limitation actual attorneys' fees and costs incurred that in any way arise out of or relate to the Agent's possession, resale, promotion or other use of the Products, the Agent's breach of any provision of this Agreement, and/or any transaction entered into between the Agent and any other person or entity. The payment of any money shall not be a condition precedent to this indemnity. This Section 25 shall survive the termination or expiration of this Agreement.

24. Confidentiality: The Agent acknowledges that many aspects of the design, production and operation of the Products, in any form, are proprietary and confidential information and trade secrets of the Manufacturer (collectively "Confidential Information"). The Agent also acknowledges that the Manufacturer may, at its sole discretion, provide to the Agent certain specifications, schematics and other technical data that constitute Confidential Information to allow the Agent to service, repair or support the Products. The Agent shall not directly or indirectly discuss, disclose, copy, modify, use (except only as expressly permitted by the Manufacturer) or otherwise transfer the Confidential Information to any other person or entity at any time. The Agent agrees not to disclose the Confidential Information to any of its employees except those who have a specific need to know in order to perform the services under this

Agreement, and all such employees will be bound by the terms of this Agreement. To further protect the Manufacturer's interest in the Confidential Information, the Agent agrees not to in any way reverse engineer, disassemble, test or modify the Products and/or not to incorporate or use any part of the Confidential Information (disclosed separately or embodied in any of the Products) in its or any other party's products or businesses.

25. Obligations After Termination:

25.1 Following termination or expiration of this Agreement, the Agent and Manufacturer shall use best efforts to ensure a smooth transfer of the distribution of the Products to the Agent's successor.

26. Governing Law and Venue: This Agreement shall be governed exclusively by the laws of India.

27. Further Assurances: Both parties shall execute such other documents and perform such acts that are necessary in order to effectuate the intent and purposes of this Agreement.

28. Limitation of Liability: THE MANUFACTURER SHALL NOT BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES SUFFERED BY AGENT AND/OR ANY END USER THAT IN ANY WAY RELATE TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR RESULTING FROM THE USE OR INABILITY TO USE THE PRODUCTS, INTEGRATION OF THE PRODUCTS WITH EQUIPMENT NOT PROVIDED BY THE MANUFACTURER, LOSS OF GOODWILL OR PROFITS, LOST BUSINESS HOWEVER CHARACTERIZED, DOWN TIME AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF THE MANUFACTURER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

29. Acknowledgment: AGENT AND THE MANUFACTURER ACKNOWLEDGE AND AGREE THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED. THE PROVISIONS OF SECTION 34 AND THIS SECTION 35 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

30. Attorneys' Fees: In the event a dispute arises regarding this Agreement, the prevailing party shall be entitled to recover from the other party its actual attorneys' fees and costs incurred.

31. Validity: If any provision of this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void or enforceable, the remaining provisions shall remain in full force and effect.

32. Modifications: Any changes, amendments and other agreements entered into by the parties shall be only effective in writing and when signed by both parties.

33. Notices: All notices and communications hereunder shall be in writing and shall be

delivered personally or be sent by a reputable, national overnight delivery service, charges prepaid, addressed to such party at the address specified below, or, if a party has notified the other parties in writing of a change of address, to such party's last address so notified. Notices by personal delivery and notices by overnight delivery service shall be effective when delivered or when receipt of delivery is refused.

If to the Manufacturer:

Dewan & Sons
Lakri Fazalpur, Mini by Pass
Moradabad, India 244001
Attention: Surender Gandhi

If to the Agent:

Petrone Worldwide, Inc.
2200 N Commerce Parkway 2nd Floor
Weston, Florida 33326
Attention: Victor Petrone Jr.

34. Counterparts: This Agreement may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument. Faxed or e-mail (PDF) signatures shall have the same binding effect as original signatures.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this International Distributor Agreement to be executed by their duly authorized representatives as of the date first above written.

WITNESSETH:

Printed Name: Vatul Agarwal

Printed Name: VIKAS AGARWAL

Printed Name: Victor Petrone Jr
October 12, 2017

Printed Name: ____________

MANUFACTURER:

DEWAN & SONS.

By ____________

Name: Surender Gandhi

Title: CEO/President

AGENT:
PETRONE WORLDWIDE, INC.

By ____________

Name: Victor Petrone Jr.

Title: CEO/ President

EXHIBIT "A"

INTERNATIONALLY RECOGNIZED EUROPEAN SOVEREIGN STATES
NORTH AMERICA, SOUTH AMERICA, THE CARIBBEAN AND MEXICO

EXHIBIT "B"

GUARDED CUSTOMERS

Existing Customer/s; however, AGENT requests to have the privilege to service; sales, marketing, administration and/or warehouse manufacturers products as they are in said territories for a service fee with the intent of strengthening the existing relationship and increase trade sales ; although, only at the sole discretion of the manufacturers choice and under mutually agreed upon terms mandated by the manufacturer and distributor.